EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our audits of the consolidated financial statements which appear in this Annual Report on Form 10-KSB for the year ended June 30, 2005.

We hereby consent to the release of our accountant’s report dated October 8, 2005 to be included with the audited financial statements and notes to the financial statements as of June 30,2005 that will be included in the SEC Form 10-KSB as of June 30,2005 to be Edgar filed to the SEC by the Company and/or by its designates.

s/Madsen & Associates CPAs, Inc.

Madsen & Associates CPAs, Inc.

October 13, 2005